CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form N1-A of our report dated June 15, 2001, relating to the financial statements and financial highlights of Pell Rudman Mid-Cap Growth Portfolio, which appear in such Registration Statement. We also consent to the incorporation by reference in this Registration Statement of our reports dated October 2, 2000 and December 5, 2000, relating to the financial statements and financial highlights which appear in the August 31, 2000 Annual Report to Shareholders of INVESCO Advantage Series Fund, Inc. and the October 31, 2000 Annual Report to Shareholders of INVESCO Global Health Sciences Fund, respectively, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP



Denver, Colorado
October 15, 2001